UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1300 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2015 (the “Effective Date”), FreightCar Rail Services, LLC, a Delaware limited liability company (“FCRS”), and FreightCar Short Line, Inc., a Delaware corporation (“FCSL”), each of which is a wholly owned indirect subsidiary of FreightCar America, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with ARS Nebraska, LLC, a Delaware limited liability company (the “Buyer”) and a subsidiary of Appalachian Railcar Services, Inc., an Arkansas corporation. Pursuant to and subject to the terms and conditions of the Asset Purchase Agreement, on the Effective Date, FCRS and FCSL sold to the Buyer substantially all of the assets of FCRS, which operated the Company’s railcar repair and maintenance services business, and FCSL, which owned a short-line railway (the “Sale”), for an aggregate purchase price of $20.0 million in cash and the assumption by the Buyer of certain liabilities of FCRS and FCSL.

The Asset Purchase Agreement contains customary representations, warranties, covenants and indemnities. On the Effective Date, $1.96 million of the aggregate purchase price was placed into escrow in order to secure the indemnification obligations of FCRS and FCSL to the Buyer under the Asset Purchase Agreement.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015. A copy of the press release announcing the Sale is attached as Exhibit 99.1 hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release of FreightCar America, Inc. dated September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: October 6, 2015	By:	/s/ Charles F. Avery, Jr.
		Name:	Charles F. Avery, Jr.
		Title:	Vice President Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of FreightCar America, Inc. dated September 30, 2015.